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EXHIBIT (11) - STATEMENT RE: COMPUTATION OF NET INCOME PER COMMON SHARE

COMPUTATION OF NET INCOME PER COMMON SHARE
Comerica Incorporated and Subsidiaries

                                                            Three Months Ended    Nine Months Ended
                                                               September 30,        September 30,
                                                            ------------------   ------------------
(in millions, except per share data)                        2004          2003    2004         2003
------------------------------------                        ----          ----    ----         ----
Basic:
   Net income applicable to common stock                    $ 196        $ 157   $ 550        $ 503
                                                            -----        -----   -----        -----
   Average common shares outstanding                          170          175     172          175
                                                            -----        -----   -----        -----
   Basic net income per common share                        $1.15        $0.90   $3.19        $2.88
                                                            =====        =====   =====        =====
Diluted:
   Net income applicable to common stock                    $ 196        $ 157   $ 550        $ 503
                                                            -----        -----   -----        -----
   Average common shares outstanding                          170          175     172          175
   Nonvested stock                                              1            -       1            -
   Common stock equivalent:
     Net effect of the assumed exercise of stock options        2            1       1            1
                                                            -----        -----   -----        -----
   Diluted average common shares                              173          176     174          176
                                                            -----        -----   -----        -----
   Diluted net income per common share                      $1.13        $0.89   $3.15        $2.86
                                                            =====        =====   =====        =====

      Options to purchase an average 6.4 million and 9.1 million shares of common stock at exercise prices ranging from $59.24 - $71.58 and $48.92 - $71.58 were outstanding during the three months ended September 30, 2004 and 2003, respectively, and options to purchase an average 6.4 million and 9.2 million shares of common stock at exercise prices ranging from $56.19 - $71.58 and $44.91 - $71.58 were outstanding during the nine months ended September 30, 2004 and 2003, respectively, but were not included in the computation of diluted net income per common share because the options' exercise prices were greater than the average market price of common shares for the period.